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                      SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.



                                    FORM 8-K

                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



                Date of Report (Date of earliest event reported)
                               DECEMBER 19, 2000



                                EEX CORPORATION
             (Exact name of Registrant as specified in its charter)

     TEXAS                       1-12905                  75-2421863
(State or other                (Commission            (I.R.S. Employer
jurisdiction of                File Number)           Identification No.)
incorporation)


2500 CityWest Boulevard, Suite 1400, Houston, Texas         77042
    (Address of principal executive offices)             (Zip Code)


Registrant's telephone number, including Area Code  (713)243-3100
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ITEM 5.  Other Events

A. Set forth below is the text of a News Release issued by EEX Corporation on December 19, 2000:

EEX DRILLS SUCCESSFUL WELL AT JASON PROSPECT

     HOUSTON, TEXAS (December 19, 2000) -- EEX Corporation (NYSE: EEX) announced that the Garden Banks Block 344 Well No. 3, an exploratory well on the Jason Prospect, has encountered hydrocarbon-bearing sands. The well was drilled to a total depth of approximately 21,000 feet and encountered hydrocarbon-bearing intervals totaling approximately 100 net feet of pay. Early evaluation of the information gathered by well logs, bottom hole pressure tests, fluid samples and side-wall cores indicates that the Jason discovery warrants appraisal. To further evaluate this find, the Company is considering a sidetrack from the existing well bore or another well at a drilling location elsewhere on the block. EEX owns a 100% working interest and approximately 80% net revenue interest in Block 344.

     "The well at Jason added greatly to our understanding of the regional reservoir potential as it relates to Llano and the additional exploration prospects in the area. In addition, this discovery, should it be commercial, may provide another opportunity to utilize our infrastructure assets, including the nearby sub-sea pipeline and the Enserch Garden Banks floating production system," said Tom Hamilton, Chairman and President, Chief Executive Officer.

     Following operations to prepare the discovery well for re-entry as a side-track or to complete as a development well in the future, the semi-submersible rig, Glomar Arctic I, will remain on location while appraisal options are considered.

     The Greater Llano Area, which includes the Jason Prospect, is located in waters offshore Louisiana in the Gulf Of Mexico and lies approximately 200 miles southeast of the city of Houston. The Jason Prospect is located approximately six miles east-northeast from the previously announced deep-water discoveries in the Llano field.

B. On December 22, 2000, EEX Corporation sold its interests in approximately 100 offshore lease blocks located in the shallower waters of the Gulf of Mexico to W & T Offshore, Inc. These properties contain estimated proved reserves of 58 billion cubic feet equivalent (of which 33% are proved producing) as of October 1, 2000 and had average daily production of 32 million cubic feet equivalent (net) during the third quarter 2000. EEX retained the rights to deeper, non-producing horizons in ten of the blocks. The effective date of the sale was October 1, 2000.

       At closing, EEX received $42.7 million, subject to a final, post-closing adjustment. The agreed purchase price of $60.3 million was adjusted for estimated net revenues after October 1 of $16.3 million and preferential purchase rights exercised by others of $1.3 million. This sale eliminated approximately $26 million of accrued abandonment liabilities from EEX's

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balance sheet. EEX estimates that, after all final adjustments, it will incur a loss on sale of approximately $3 million.

ITEM 7.  Financial Statements and Exhibits.

     (c)  Exhibits.

     99.1 Purchase and Sale Agreement, dated November 20, 2000, between EEX Corporation, a Texas corporation and EEX E&P Company, L.P., by and through EEX Exploration and Production Company, L.L.C., a Delaware limited liability company, as General Partner, and W & T Offshore, Inc., a Nevada corporation (without schedules and exhibits).

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                           EEX Corporation


                                           By: /s/ T. E. Coats
                                               -------------------------
                                               T. E. Coats
                                               Vice President and
                                               Controller

Date:  January 16, 2001

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                                 Exhibit Index

Exhibit No.                              Description
-----------                              -----------
99.1 Purchase and Sale Agreement, dated November 20, 2000, between EEX Corporation, a Texas corporation and EEX E&P Company, L.P., by and through EEX Exploration and Production Company, L.L.C., a Delaware limited liability company, as General Partner, and W & T Offshore, Inc., a Nevada corporation (without schedules and exhibits).

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